Exhibit 99.1

For media inquiries, please contact:

Cadence Newsroom

408-944-7039

newsroom@cadence.com

Yaniv Arieli

CEVA, Inc.

CFO

+1.650.417.7941

yaniv.arieli@ceva-dsp,com

Richard Kingston

CEVA, Inc.

VP Market Intelligence, Investor & Public Relations

+1.650.417.7976

richard.kingston@ceva-dsp,com

Cadence to Acquire Intrinsix Corporation from CEVA

Transaction will bring Cadence a highly skilled team of engineers to expand company’s reach in the aerospace and defense industry, and strengthen CEVA’s focus on IP for high-growth technologies addressing wireless communications, sensing and edge AI

SAN JOSE, Calif. and ROCKVILLE, MD., September 20, 2023—Cadence Design Systems, Inc. (Nasdaq: CDNS) and CEVA, Inc. (Nasdaq: CEVA), a leading licensor of wireless connectivity and smart sensing technologies, today announced that they have entered into a definitive agreement for Cadence to acquire Intrinsix Corporation, a wholly owned subsidiary of CEVA and a provider of design engineering solutions focused on the U.S. aerospace and defense industry. The purchase will bring Cadence a highly skilled engineering team that has expertise in advanced nodes, radio frequency, mixed-signal and security algorithms.

“CEVA’s strength over the years has been in developing and licensing semiconductor IP and software, which has powered more than 16 billion devices to date,” said Amir Panush, CEO of CEVA. “With the sale of Intrinsix, we are focusing our efforts on this core expertise, which will allow us to reinforce our leadership position in wireless communications, sensing and edge AI technologies and support our long-term growth strategy.”

“Cadence and Intrinsix are well-aligned in their missions to enable customers to achieve design excellence,” said Neil Zaman, Senior Vice President and Chief Revenue Officer at Cadence. “Through the acquisition of Intrinsix, we will scale our system and IC design services team to support customers in key high-growth verticals like the aerospace and defense industry who are faced with meeting tight time-to-market deadlines and ever-increasing chip and system-level complexity.”

The acquisition is expected to be immaterial to revenue and earnings this year for Cadence and is subject to certain closing conditions.

About Cadence

Cadence is a pivotal leader in electronic systems design, building upon more than 30 years of computational software expertise. The company applies its underlying Intelligent System Design™ strategy to deliver software, hardware and IP that turn design concepts into reality. Cadence® customers are the world’s most innovative companies, delivering extraordinary products from chips to boards to complete systems for the most dynamic market applications, including hyperscale computing, 5G communications, automotive, mobile, aerospace, consumer, industrial and healthcare. For nine years in a row, Fortune magazine has named Cadence one of the 100 Best Companies to Work For. Learn more at www.cadence.com.

About CEVA

CEVA is the leading licensor of wireless connectivity and smart sensing technologies for a smarter, safer, connected world. We provide Digital Signal Processors, AI engines, wireless platforms, cryptography cores and complementary embedded software for sensor fusion, image enhancement, computer vision, spatial audio, voice input and artificial intelligence. Leveraging our technologies, many of the world’s leading semiconductors, system companies and OEMs create power-efficient, intelligent, secure and connected devices for a range of end markets, including mobile, consumer, automotive, robotics, industrial and IoT.

Our DSP and edge AI based solutions include platforms for 5G baseband processing in mobile, IoT and infrastructure, advanced imaging and computer vision for any camera-enabled device, audio/voice/speech and ultra-low-power always-on/sensing applications for multiple IoT markets. For motion sensing solutions, our Hillcrest Labs sensor processing technologies provide a broad range of sensor fusion software and inertial measurement unit (“IMU”) solutions for markets including hearables, wearables, AR/VR, PC, robotics, remote controls and IoT. For wireless IoT, our platforms for Bluetooth connectivity (low energy and dual mode), Wi-Fi 4/5/6 (802.11n/ac/ax), Ultra-wideband (UWB), NB-IoT and GNSS are the most broadly licensed connectivity platforms in the industry.

CEVA is a sustainable and environmentally conscious company, adhering to our Code of Business Conduct and Ethics. As such, we emphasize and focus on environmental preservation, recycling, the welfare of our employees and privacy – which we promote on a corporate level. At CEVA, we are committed to social responsibility, values of preservation and consciousness towards these purposes.

Visit us at www.ceva-dsp,com and follow us on Twitter, YouTube, Facebook,, LinkedIn and Instagram.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding Cadence’s, CEVA’s and Intrinsix’s respective talent, product development and service offerings, business strategy, plans and opportunities, industry and market trends, financial outlook and the terms and conditions of the proposed acquisition of Intrinsix by Cadence. Forward-looking statements are based on current expectations, estimates, forecasts and projections. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” “shall” and variations of these terms and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside Cadence’s, CEVA’s or Intrinsix’s control. For example, the markets for their respective products and services may develop more slowly than expected or than they have in the past; their respective operating results and cash flows may fluctuate more than expected; a network or data security incident that allows unauthorized access to their respective networks or data or customers’ data could damage their reputations; they may fail to satisfy the closing conditions in a timely manner or at all; risks associated with tax liabilities or changes in U.S. federal tax laws or interpretations to which the proposed transaction or parties thereto are subject; Cadence may fail to successfully integrate Intrinsix; Cadence may fail to realize the anticipated benefits of the proposed acquisition; Cadence may experience unanticipated costs of acquiring or integrating Intrinsix; the potential impact of announcement or consummation of the proposed acquisition on relationships with third parties, including employees, customers, partners and competitors; Cadence may be unable to motivate and retain key personnel; changes in legislation or government regulations could affect the proposed acquisition or the parties thereto; and macroeconomic and geopolitical conditions could deteriorate. Further information on potential factors that could affect Cadence’s and CEVA’s respective financial results or ability to close the proposed acquisition is included in their most recent reports on Form 10-K and Form 10-Q and their other filings with the Securities and Exchange Commission. The forward-looking statements included in this press release represent Cadence’s and CEVA’s views as of the date of this press release, and neither Cadence nor CEVA undertake any obligation to update any forward-looking statement in this press release.

###

© 2023 Cadence Design Systems, Inc. All rights reserved worldwide. Cadence, the Cadence logo and the other Cadence marks found at www.Cadence.com/go/trademarks are trademarks or registered trademarks of Cadence Design Systems, Inc. All other trademarks are the property of their respective owners.